PRICING SUPPLEMENT NO. 376NN

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-137902

Dated May 27, 2008

Bearish Autocallable Optimization Securities with Contingent Protection Linked to the Energy Select Sector SPDR® Fund

Deutsche Bank AG, London Branch

$8,000,000 Securities Linked to the Energy Select Sector SPDR® Fund due on November 30, 2009

Investment Description

Bearish Autocallable Optimization Securities with Contingent Protection Linked to the Energy Select Sector SPDR® Fund (the “Securities”) are designed for investors who want to express a neutral or bearish view of the energy sector through an investment linked to the Energy Select Sector SPDR® Fund (the “Fund”). If the Fund Level closes at or below the Fund Starting Level on any Observation Date (including the Final Valuation Date), the Securities will be called for an annualized return of 20.00%. If the Securities are not called, at maturity you will receive your initial investment amount, unless the Fund Level closes above the Trigger Level on any trading day during the Observation Period, in which case you will receive a payment equal to your initial investment amount reduced by the Fund Return. You must be willing to risk losing up to 100% of your initial investment.

Features

❑

Positive Call Return in Flat or Bearish Markets—The Securities will be called, and you will receive a positive return on your investment, if the Fund Level on any Observation Date is equal to or less than the Fund Starting Level.

❑

Contingent Protection of Your Initial Investment—If the Securities are not called, at maturity the contingent protection feature protects your initial investment if the Fund Level never closed above the Trigger Level.

❑

Express a Neutral or Bearish View of the Energy Sector—The Securities are linked to the Fund, which currently comprises 36 companies involved in the energy sector. The Fund composition encompasses developers and producers of crude oil and natural gas, and providers of drilling and other energy-related services.

Key Dates

Trade Date	May 27, 2008

Settlement Date[1]	May 30, 2008

Final Valuation Date[1]	November 24, 2009

Maturity Date[1]	November 30, 2009

1 Subject to postponement in the event of a market disruption event and as described under “Description of Notes—Payment at Maturity” in the accompanying product supplement NN.

Security Offerings

We are offering Bearish Autocallable Optimization Securities with Contingent Protection Linked to the Energy Select Sector SPDR® Fund. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000 (100 securities).

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement NN dated May 1, 2008 and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement NN for risks related to investing in the Securities.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 and product supplement NN dated May 1, 2008) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Securities, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement and product supplement NN. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.15	$9.85

Total	$8,000,000.00	$120,000.00	$7,880,000.00

(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$8,000,000.00	$314.40

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Securities are a part, and the more detailed information contained in product supplement NN dated May 1, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement NN dated May 1, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508099134/d424b21.pdf

♦	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Bearish Autocallable Optimization Securities with Contingent Protection Linked to the Energy Select Sector SPDR® Fund that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦	You believe the Fund Level will not close above the Trigger Level on any trading day during the Observation Period;

♦	You believe that the Fund Level will close at or below the Fund Starting Level on at least one Observation Date (including the Final Valuation Date);

♦

You are willing and able to hold Securities that will be called on any Observation Date on which the Fund Level closes at or below the Fund Starting Level or otherwise to hold the Securities to maturity;

♦	You do not seek an investment for which there is an active secondary market;

♦	You do not seek current income from this investment;

♦	You are willing to risk losing your entire initial investment if the Fund Level closes above the Trigger Level on any trading day during the Observation Period and the Fund Return is positive; and

♦	You seek an investment with exposure to the energy sector.

The Securities may not be suitable for you if, among other considerations:

♦	You believe the Fund Level will close above the Trigger Level on any trading day during the Observation Period and that at maturity the Fund Return will be positive;

♦	You believe stock prices of companies represented in the Fund will increase during the Observation Period and may not decrease until at least the end of 2009;

♦	You seek an investment that offers 100% protection of your initial investment;

♦	You are not willing to make an investment in which you could lose up to 100% of your initial investment;

♦	You seek an investment for which there will be an active secondary market;

♦	You seek an investment whose return is not limited to the pre-specified Return on Call Date, a total return based upon an annualized return of 20.00%;

♦

You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Fund Level closes at or below the Fund Starting Level or otherwise to hold the Securities to maturity;

♦	You prefer the lower risk – and therefore accept the potentially lower returns – of fixed income investments with comparable maturities and credit ratings;

♦	You seek current income from your investment; or

♦	You do not seek exposure to the energy sector.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities)

Term	18 months

Underlying Fund	Energy Select Sector SPDR® Fund

Call Feature	The Securities will be called if the Fund Level on any Observation Date is equal to or less than the Fund Starting Level.

Observation Dates

August 26, 2008, November 24, 2008, February 24, 2009, May 27, 2009, August 26, 2009 and the Final Valuation Date, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Call Feature” in the accompanying product supplement NN

Call Settlement Dates	Three business days following the relevant Observation Date

Return on Call Date

If the Securities are called, investors on the relevant Call Settlement Date will receive a cash payment per $10.00 Security face amount equal to the Call Price for the applicable Observation Date. The Return on Call Date will be based upon an annualized return of 20.00%.

Observation Date	Return on Call Date	Call Price (per $10.00 Security face amount)
August 26, 2008	5.000%	$10.50
November 24, 2008	10.000%	$11.00
February 24, 2009	15.000%	$11.50
May 27, 2009	20.000%	$12.00
August 26, 2009	25.000%	$12.50
November 24, 2009 (Final Valuation Date)	30.000%	$13.00

Payment at Maturity (per $10.00 Security)

If the Securities are not called and the Fund Level never closes above the Trigger Level on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 Security face amount (a zero return).

If the Securities are not called and the Fund Level closes above the Trigger Level on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to:

$10.00 x (1 - Fund Return) subject to a minimum payment of zero;

In this case, you will lose some, or, if the Fund Return is at least +100%, all of your initial investment.

Fund Return	Fund Ending Level – Fund Starting Level Fund Starting Level

Trigger Level	119.98, equal to 140% of the Fund Starting Level

Observation Period	The period of trading days on which no marked disruption event occurs commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date

Fund Level	The price of one share of the Fund times the Share Adjustment Factor.

Fund Starting Level	85.7

Fund Ending Level	The Fund Level on the Final Valuation Date.

Share Adjustment Factor	Initially 1.0, subject to adjustment for antidilution events relating to the Fund.

CUSIP	25154H426

ISIN	US25154H4267

Determining Payment Upon a Call or at Maturity

Scenario Analysis and Hypothetical Examples of Payment Upon a Call or at Maturity

The following examples assume a Fund Starting Level of 85.7, a Return on Call Date of 20.00% per annum and a Trigger Level of 119.98 (140% of the Fund Starting Level). Numbers in the examples below have been rounded for ease of analysis.

Example 1: Securities are Called 9 Months after Trade Date

Observation Date	Fund Level	Result
August 26, 2008	90	Above the Fund Starting Level, Securities NOT Called
November 24, 2008	95	Above the Fund Starting Level, Securities NOT Called
February 24, 2009	80	Below the Fund Starting Level, Securities are Called
Call Price (per $10.00 Security)		$11.50 (based on Return on Call Date of 20.00% per annum)

Example 2: Securities are Called on the Final Valuation Date

Observation Date	Fund Level	Result
August 26, 2008	100	Above the Fund Starting Level, Securities NOT Called
November 24, 2008	125	Above the Fund Starting Level and Trigger Level, Securities NOT Called
February 24, 2009	105	Above the Fund Starting Level, Securities NOT Called
May 27, 2009	110	Above the Fund Starting Level, Securities NOT Called
August 26, 2009	115	Above the Fund Starting Level, Securities NOT Called
November 24, 2009 (Final Valuation Date)	80	Below the Fund Starting Level, Securities are Called
Call Price (per $10.00 Security)		$13.00 (based on Return on Call Date of 20.00% per annum)

Note that as long as the Fund closes at or below the Fund Starting Level on any of the six Observation Dates, the investor will receive the applicable Call Price, regardless of whether or not the Fund had closed above the Trigger Level on any prior trading day during the Observation Period.

Example 3: Securities are NOT Called and the Fund never closes above the Trigger Level on any trading day during the Observation Period

Observation Date	Fund Level	Result
August 26, 2008	90	Above the Fund Starting Level, Securities NOT Called
November 24, 2008	95	Above the Fund Starting Level, Securities NOT Called
February 24, 2009	100	Above the Fund Starting Level, Securities NOT Called
May 27, 2009	105	Above the Fund Starting Level, Securities NOT Called
August 26, 2009	110	Above the Fund Starting Level, Securities NOT Called
November 24, 2009 (Final Valuation Date)	115	Above the Fund Starting Level, Securities NOT Called
Payment at Maturity (per $10.00 Security)		$10.00

Example 4: Securities are NOT Called and the Fund closes above the Trigger Level on one or more trading days during the Observation Period

Observation Date	Fund Level	Result
August 26, 2008	100	Above the Fund Starting Level, Securities NOT Called
November 24, 2008	105	Above the Fund Starting Level, Securities NOT Called
February 24, 2009	125	Above the Fund Starting Level and Trigger Level, Securities NOT Called
May 27, 2009	110	Above the Fund Starting Level, Securities NOT Called
August 26, 2009	115	Above the Fund Starting Level, Securities NOT Called
November 24, 2009 (Final Valuation Date)	130	Above the Fund Starting Level and Trigger Level, Securities NOT Called
Payment at Maturity (per $10.00 Security)		$10.00 × (1 - Fund Return) = $10.00 × (1 - 51.69%) = $4.83

What are the tax consequences of the Securities?

You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe that the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this product supplement. On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services, Inc. provides any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

You could lose some or all of your initial investment – The Securities differ from ordinary debt securities in that we will not pay you coupons on the Securities or a fixed amount at maturity. If the Securities are not called, your cash payment at maturity will either be equal to your initial investment amount (if the Fund Level never closes above the Trigger Level on any trading day during the Observation Period) or will be based on the Fund Return (if the Fund Level closes above the Trigger Level on one or more trading days during the Observation Period), in which case you will receive a negative return on your investment. If the level of the Fund increases over the term of the Securities and the Fund Level closes above the Trigger Level on one or more trading days during the Observation Period, your payment at maturity will equal your initial investment amount minus 1% for every 1% increase in the Fund over the term of Securities, and you may lose up to 100% of your initial investment.

♦

No assurances of flat or negative-return environment – While the Securities are structured to provide potentially enhanced returns in a flat or negative-return environment, we cannot assure you of the economic environment during the term or at maturity of your Securities.

♦

Appreciation potential is limited to the Return on Call Date – The appreciation potential of the Securities is limited to the pre-specified Return on Call Date, regardless of the performance of the Fund. In addition, since the Securities could be called as early as the first Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the Securities at a comparable return for a similar level of risk. If the Securities are not called, you could lose up to 100% of your initial investment.

♦

Whether the Fund Level goes above the Trigger Level will be considered on each trading day during the Observation Period, not just on the Observation Dates – Whether the Fund Level goes above the Trigger Level will be considered on each trading day during the Observation Period, not just on the Observation Dates. Accordingly, you are exposed to increases in the Fund Level during each trading day of the term of the Securities, not merely on the specified Observation Dates.

♦

The anti-dilution protection is limited – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Anti-Dilution Adjustments” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

♦

Adjustments to the Energy Select Sector SPDR® Fund or to the Energy Select Sector Index could adversely affect the value of the Securities – SSgA Funds Management, Inc. (“SSFM”) is the investment advisor to the Energy Select Sector SPDR® Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Energy Select Sector Index. The stocks included in the Energy Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), acting as index compilation agent in consultation with Standard & Poor’s Corporation (“S&P”) from the universe of companies represented by the S&P 500® Index. The Energy Select Sector Index is calculated and disseminated by the American Stock Exchange (“AMEX”). Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Energy Select Sector Index, which could change the value of the Energy Select Sector Index. Pursuant to its investment strategy or otherwise, SSFM may add, delete, or substitute the stocks composing the Energy Select Sector SPDR® Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Energy Select Sector SPDR® Fund, which could cause the price of Fund shares to close above the Trigger Level on any trading day during the Observation Period.

♦

The Energy Select Sector SPDR® Fund and the Energy Select Sector Index are different – The performance of the Energy Select Sector SPDR® Fund may not exactly replicate the performance of the Energy Select Sector Index because the Energy Select Sector SPDR® Fund will reflect transaction costs and fees that are not included in the calculation of the Energy Select Sector Index. It is also possible that the Energy Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Energy Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. SSFM may invest up to 5% of the Energy Select Sector SPDR® Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments including repurchase agreements or funds which invest exclusively in money market instruments. The Energy Select Sector SPDR® Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Energy Select Sector Index and in managing cash flows.

♦

Securities not the same as the Fund – Owning the Securities is not the same as owning the stocks composing the index underlying the Fund or a security directly linked to the performance of the index underlying the Fund or directly linked to the performance of the Fund.

♦

No coupon payments, dividend payments or voting rights – As a holder of the Securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks tracked by the Fund would have.

♦

Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity – The original issue price of the Securities includes the agents’ commissions and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Secondary trading may be limited – The Securities will not be listed on a securities exchange. There may be little or no secondary market for the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily or at a price advantageous to you, and you may suffer a substantial loss. Deutsche Bank AG and its affiliates may act as market-makers for the Securities but are not required to do so. Because we do not expect that other market-makers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market-maker, it is likely that there would be little or no secondary market for the Securities.

♦

Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and such research, opinions or recommendations could affect the level of the Fund or the value of the Securities – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund.

♦

Many economic and market factors will impact the value of the Securities – In addition to the level of the Fund on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other and that are set out in more detail in product supplement NN.

♦	Your investment is concentrated in one industry – All of the securities included in the Fund are issued by companies whose primary lines of business are directly associated with the energy sector.

♦

Credit of issuer – An investment in the Securities is subject to the credit risk of Deutsche Bank AG, and the actual and perceived creditworthiness of Deutsche Bank AG may affect the market value of the Securities.

♦

Potential Deutsche Bank AG impact on price – Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the index underlying the Fund or in shares of the Fund, or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the index underlying the Fund or shares of the Fund, may adversely affect the market value of the stocks composing the index underlying the Fund or shares of the Fund, the level of the index underlying the Fund or the Fund Level, and, therefore, the market value of the applicable offering of Securities.

♦

Uncertain tax treatment – Significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS will accept, or a court will uphold, the tax consequences described in this pricing supplement or in the accompanying product supplement. As described above, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these comments could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Energy Select Sector SPDR® Fund

We have derived all information contained in this pricing supplement regarding the Energy Select Sector SPDR® Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The Index Fund is an exchange traded fund (“ETF”) that trades on the American Stock Exchange LLC under the ticker symbol “XLE”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Select Sector SPDR Trust (the “Trust”) is a registered investment company that consists of nine separate investment portfolios, including the Index Fund. The Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index. Information provided to or filed with the SEC (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Investment Objective and Strategy

The Index Fund seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The Energy Select Sector Index includes companies from the following industries: oil, gas and consumable fuels, and energy equipment and services.

Replication

The Index Fund pursues the indexing strategy of “replication” in attempting to track the performance of the Energy Select Sector Index. The Index Fund will invest in all of the securities that comprise the Energy Select Sector Index.

Correlation

The Energy Select Sector Index is a theoretical financial calculation, while the Index Fund is an actual investment portfolio. The performance of the Index Fund and the Energy Select Sector Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Index Fund, using a replication strategy, can be expected to have a smaller tracking error than a fund using the representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

Holdings Information

As of May 27, 2008, the Index Fund included 36 companies. The Index Fund’s three largest holdings are Exxon Mobil, Chevron, and ConocoPhillips. The following table summarizes the Index Fund’s top ten holdings in individual securities as of May 27, 2008.

Company	Percentage of Total Holdings
Exxon Mobil	16.95%
Chevron	11.74%
ConocoPhillips	8.16%
Schlumberger	4.75%
Occidental Petroleum	4.73%
Devon	3.51%
Transocean	3.38%
Apache	3.20%
Hess	3.08%
National Oilwell Varco	2.91%

The information above was compiled from www.sectorspdr.com. We make no representation or warranty as to the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference herein.

The Energy Select Sector Index

We have derived all information contained in this pricing supplement regarding the Energy Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its component securities, from publicly available information. The stocks included in each Select Sector Index, including the Energy Select Sector Index, are selected by Merrill Lynch, acting as index compilation agent in consultation with S&P, from the universe of companies represented by the S&P 500® Index. The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Energy Select Sector Index.

The Energy Select Sector Index (IXE), which is one of the nine Select Sector sub-indices of the S&P 500® Index, is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 and are involved in the development or production of energy products. Energy companies in the Index develop and produce crude oil and natural gas and provide drilling and other energy related services. The Index, which serves as the benchmark for the Energy Select Sector SPDR Fund (XLE), was established with a value of 250.00 on June 30, 1998.

Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index. As of the market close on May 27, 2008, the weighting of each Select Sector Index in the S&P 500® Index based on the capitalization of the stocks in the S&P 500® Index was as follows:

Select Sector Index	Weighting
The Consumer Discretionary Select Sector Index	8.31%
The Consumer Staples Select Sector Index	10.60%
The Energy Select Sector Index	14.51%
The Financial Select Sector Index	16.10%
The Health Care Select Sector Index	11.38%
The Industrial Select Sector Index	11.67%
The Materials Select Sector Index	3.69%
The Technology Select Sector Index	20.01%
The Utilities Select Sector Index	3.71%

Total	100.00%

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index is a constituent company of the S&P 500® Index.

•

The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•

Merrill Lynch, acting as the index compilation agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The index compilation agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500® Index component stocks, which is the sole responsibility of the index compilation agent.

•

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. See “—The S&P 500® Index” below. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The index compilation agent at any time may determine that a S&P 500® Index component stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the index compilation agent notifies ISG that a S&P 500® component stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that S&P 500® component stocks will change sectors frequently.

Component stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

The S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s (“S&P”). The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the market value of any S&P 500® Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the market value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the market value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005 the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® Component Stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index.

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

The table below summarizes the types of the S&P 500® Index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share Issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share Repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special Cash Dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights offering	Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid	Yes
Spinoffs	If the spun-off company is not added to the S&P 500® Index, then Index market value minus value of the spun-off unit	Yes
	If the spun-off company is added to the S&P 500® Index, no company is removed from the Index	No
	If the spun-off company is added to the S&P 500® Index, another company is removed to keep the number of names fixed, and the Index Divisor adjustment reflects the deletion	Yes

Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the market value of the S&P 500® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® Component Stock and consequently of altering the aggregate market value of the S&P 500® Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® Component Stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

You can obtain the level of the Fund at any time from the Bloomberg Financial Markets page “XLE <Index> <GO>“ or from the Select Sector SPDR website at www.sectorspdr.com.

The graph below illustrates the performance of the Fund from July 4, 2002 to May 27, 2008. The historical levels of the Fund should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Fund Level on May 27, 2008 was 85.7.

Supplemental Underwriting Information

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions of $0.15 per $10.00 Security face amount. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. See “Underwriting” in the accompanying product supplement.